Filed Pursuant to Rule 433
Dated September 14, 2016
Registration Statement No. 333-196003

3M Company
Medium-Term Notes, Series F
$600,000,000 1.625% Notes due 2021
$650,000,000 2.250% Notes due 2026
$500,000,000 3.125% Notes due 2046

Summary of Terms

1.625% Notes due 2021

Issuer:	3M Company

Expected Ratings*:	A1 (Stable) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered 5-year Fixed Rate Notes

Principal Amount:	$600,000,000

Trade Date:	September 14, 2016

Settlement Date:	September 19, 2016 (T+3)

Maturity Date:	September 19, 2021

Coupon:	1.625% per annum

Interest Payment Dates:	Payable semi-annually on the 19th day of March and September, beginning March 19, 2017

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	1.125% due August 31, 2021

Benchmark Treasury Price & Yield:	99 – 19+; 1.206%

Re-offer Spread to Benchmark:	T + 43 bps

Re-offer Yield:	1.636%

Price to Public:	99.947%

Gross Proceeds:	$599,682,000

Use of Proceeds:

The Company intends to use the net proceeds from the sale of the notes for general corporate purposes, which may include repayment of outstanding indebtedness including the Company’s $1,000,000,000 in aggregate principal amount of its 1.375% notes due September 29, 2016.

CUSIP / ISIN:	88579Y AU5 / US88579YAU55

Minimum Denominations:	$2,000 by $1,000

Redemption:	Yes, Optional Make-Whole Redemption and Redemption at Par Prior to Maturity as provided in Annex 1 hereto

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:	Blaylock Beal Van, LLC Guzman & Company
Mischler Financial Group, Inc. Lebenthal & Co., LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

Annex 1

for

1.625% Notes due 2021

Prior to August 19, 2021 (one month prior to the maturity date of the 1.625% Notes due 2021), the 1.625% Notes due 2021 will be redeemable at any time, in whole or from time to time in part, at our option at a redemption price equal to the greater of

•                                          100% of the principal amount of the 1.625% Notes due 2021 to be redeemed, and

•                                          as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the 1.625% Notes due 2021 to be redeemed (not including any interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the treasury rate (defined below) plus 7.5 basis points plus, in either case, accrued and unpaid interest on the 1.625% Notes due 2021 to the redemption date.

In addition, at any time on or after August 19, 2021 (one month prior to the maturity date of such 1.625% Notes due 2021), the 1.625% Notes due 2021 will be redeemable, in whole but not in part at our option, at a redemption price equal to 100% of the principal amount of the 1.625% Notes due 2021 plus accrued interest thereon to the date of redemption.

“Treasury rate” means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

“Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the 1.625% Notes due 2021 to be redeemed that would be utilized, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 1.625% Notes due 2021.

“Comparable treasury price” means, with respect to any redemption date, (i) the average of at least three reference treasury dealer quotations for that redemption date, after excluding the highest and lowest of five or more reference treasury dealer quotations, or (ii) if the Trustee obtains fewer than five reference dealer quotations, the average of all reference treasury dealer quotations so obtained.

“Quotation agent” means the reference treasury dealer appointed by the Issuer.

“Reference treasury dealer” means (i) each of Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC and their respective successors; however, if any of the foregoing shall cease to be a primary

U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Issuer will substitute another primary treasury dealer; and (ii) any other primary treasury dealer(s) selected by the Issuer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

In the case of a partial redemption, selection of the 1.625% Notes due 2021 for redemption will be made pro rata, if commercially practicable in accordance with the procedures of DTC or the relevant depositary, and if not, then by lot or such other method as required in accordance with the procedures of DTC or the relevant depositary.  1.625% Notes due 2021 will be redeemed in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the 1.625% Notes due 2021 to be redeemed at its registered address.  If any 1.625% Notes due 2021 are to be redeemed in part only, the notice of redemption that relates to the 1.625% Notes due 2021 will state the portion of the 1.625% Notes due 2021 to be redeemed.  New 1.625% Notes due 2021 in principal amounts of at least $2,000 equal to the unredeemed portion of the 1.625% Notes due 2021 will be issued in the name of the holder of the 1.625% Notes due 2021 upon surrender for cancellation of the original 1.625% Notes due 2021.  Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 1.625% Notes due 2021 or the portions of the 1.625% Notes due 2021 called for redemption.

2.250% Notes due 2026

Issuer:	3M Company

Expected Ratings*:	A1 (Stable) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered 10-year Fixed Rate Notes

Principal Amount:	$650,000,000

Trade Date:	September 14, 2016

Settlement Date:	September 19, 2016 (T+3)

Maturity Date:	September 19, 2026

Coupon:	2.250% per annum

Interest Payment Dates:	Payable semi-annually on the 19th day of March and September, beginning March 19, 2017

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	1.500% due August 15, 2026

Benchmark Treasury Price & Yield:	98 – 08; 1.692%

Re-offer Spread to Benchmark:	T + 68 bps

Re-offer Yield:	2.372%

Price to Public:	98.920%

Gross Proceeds:	$642,980,000

Use of Proceeds:

The Company intends to use the net proceeds from the sale of the notes for general corporate purposes, which may include repayment of outstanding indebtedness including the Company’s $1,000,000,000 in aggregate principal amount of its 1.375% notes due September 29, 2016.

CUSIP / ISIN:	88579Y AV3 / US88579YAV39

Minimum Denominations:	$2,000 by $1,000

Redemption:	Yes, Optional Make-Whole Redemption and Redemption at Par Prior to Maturity as provided in Annex 2 hereto

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:	Blaylock Beal Van, LLC
Guzman & Company Mischler Financial Group, Inc. Lebenthal & Co., LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

Annex 2

for

2.250% Notes due
2026

Prior to June 19, 2026 (three months prior to the maturity date of the 2.250% Notes due 2026), the 2.250% Notes due 2026 will be redeemable at any time, in whole or from time to time in part, at our option at a redemption price equal to the greater of

•                                          100% of the principal amount of the 2.250% Notes due 2026 to be redeemed, and

•                                          as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the 2.250% Notes due 2026 to be redeemed (not including any interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the treasury rate (defined below) plus 10 basis points plus, in either case, accrued and unpaid interest on the 2.250% Notes due 2026 to the redemption date.

In addition, at any time on or after June 19, 2026 (three months prior to the maturity date of such 2.250% Notes due 2026), the 2.250% Notes due 2026 will be redeemable, in whole but not in part at our option, at a redemption price equal to 100% of the principal amount of the 2.250% Notes due 2026 plus accrued interest thereon to the date of redemption.

“Treasury rate” means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

“Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the 2.250% Notes due 2026 to be redeemed that would be utilized, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2.250% Notes due 2026.

“Comparable treasury price” means, with respect to any redemption date, (i) the average of at least three reference treasury dealer quotations for that redemption date, after excluding the highest and lowest of five or more reference treasury dealer quotations, or (ii) if the Trustee obtains fewer than five reference dealer quotations, the average of all reference treasury dealer quotations so obtained.

“Quotation agent” means the reference treasury dealer appointed by the Issuer.

“Reference treasury dealer” means (i) each of Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC and their respective successors; however, if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Issuer will substitute another primary treasury dealer; and (ii) any other primary treasury dealer(s) selected by the Issuer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

In the case of a partial redemption, selection of the 2.250% Notes due 2026 for redemption will be made pro rata, if commercially practicable in accordance with the procedures of DTC or the relevant depositary, and if not, then by lot or such other method as required in accordance with the procedures of DTC or the relevant depositary.  2.250% Notes due 2026 will be redeemed in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the 2.250% Notes due 2026 to be redeemed at its registered address.  If any 2.250% Notes due 2026 are to be redeemed in part only, the notice of redemption that relates to the 2.250% Notes due 2026 will state the portion of the 2.250% Notes due 2026 to be redeemed.  New 2.250% Notes due 2026 in principal amounts of at least $2,000 equal to the unredeemed portion of the 2.250% Notes due 2026 will be issued in the name of the holder of the 2.250% Notes due 2026 upon surrender for cancellation of the original 2.250% Notes due 2026.  Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 2.250% Notes due 2026 or the portions of the 2.250% Notes due 2026 called for redemption.

3.125% Notes due 2046

Issuer:	3M Company

Expected Ratings*:	A1 (Stable) / AA- (Stable) (Moody’s / S&P)

Security Description:	SEC-Registered 30-year Fixed Rate Notes

Principal Amount:	$500,000,000

Trade Date:	September 14, 2016

Settlement Date:	September 19, 2016 (T+3)

Maturity Date:	September 19, 2046

Coupon:	3.125% per annum

Interest Payment Dates:	Payable semi-annually on the 19th day of March and September, beginning March 19, 2017

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	2.500% due May 15, 2046

Benchmark Treasury Price & Yield:	101 – 06; 2.443%

Re-offer Spread to Benchmark:	T + 93 bps

Re-offer Yield:	3.373%

Price to Public:	95.343%

Gross Proceeds:	$476,715,000

Use of Proceeds:

The Company intends to use the net proceeds from the sale of the notes for general corporate purposes, which may include repayment of outstanding indebtedness including the Company’s $1,000,000,000 in aggregate principal amount of its 1.375% notes due September 29, 2016.

CUSIP / ISIN:	88579Y AW1 / US88579YAW12

Minimum Denominations:	$2,000 by $1,000

Redemption:	Yes, Optional Make-Whole Redemption and Redemption at Par Prior to Maturity as provided in Annex 3 hereto

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:	Blaylock Beal Van, LLC
Guzman & Company Mischler Financial Group, Inc. Lebenthal & Co., LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

Annex 3

for

3.125% Notes due 2046

Prior to March 19, 2046 (six months prior to the maturity date of the 3.125% Notes due 2046), the 3.125% Notes due 2046 will be redeemable at any time, in whole or from time to time in part, at our option at a redemption price equal to the greater of

•                                          100% of the principal amount of the 3.125% Notes due 2046 to be redeemed, and

•                                          as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the 3.125% Notes due 2046 to be redeemed (not including any interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the treasury rate (defined below) plus 15 basis points plus, in either case, accrued and unpaid interest on the 3.125% Notes due 2046 to the redemption date.

In addition, at any time on or after March 19, 2046 (six months prior to the maturity date of such 3.125% Notes due 2046), the 3.125% Notes due 2046 will be redeemable, in whole but not in part at our option, at a redemption price equal to 100% of the principal amount of the 3.125% Notes due 2046 plus accrued interest thereon to the date of redemption.

“Treasury rate” means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

“Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the 3.125% Notes due 2046 to be redeemed that would be utilized, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 3.125% Notes due 2046.

“Comparable treasury price” means, with respect to any redemption date, (i) the average of at least three reference treasury dealer quotations for that redemption date, after excluding the highest and lowest of five or more reference treasury dealer quotations, or (ii) if the Trustee obtains fewer than five reference dealer quotations, the average of all reference treasury dealer quotations so obtained.

“Quotation agent” means the reference treasury dealer appointed by the Issuer.

“Reference treasury dealer” means (i) each of Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC and their respective successors; however, if any of the foregoing shall cease to be a primary

U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Issuer will substitute another primary treasury dealer; and (ii) any other primary treasury dealer(s) selected by the Issuer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

In the case of a partial redemption, selection of the 3.125% Notes due 2046 for redemption will be made pro rata, if commercially practicable in accordance with the procedures of DTC or the relevant depositary, and if not, then by lot or such other method as required in accordance with the procedures of DTC or the relevant depositary.  3.125% Notes due 2046 will be redeemed in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the 3.125% Notes due 2046 to be redeemed at its registered address.  If any 3.125% Notes due 2046 are to be redeemed in part only, the notice of redemption that relates to the 3.125% Notes due 2046 will state the portion of the 3.125% Notes due 2046 to be redeemed.  New 3.125% Notes due 2046 in principal amounts of at least $2,000 equal to the unredeemed portion of the 3.125% Notes due 2046 will be issued in the name of the holder of the 3.125% Notes due 2046 upon surrender for cancellation of the original 3.125% Notes due 2046.  Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 3.125% Notes due 2046 or the portions of the 3.125% Notes due 2046 called for redemption.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 800-294-1322 and Morgan Stanley & Co. LLC toll-free at 866-718-1649.